     As filed with the Securities and Exchange Commission on July 16, 1996
                                                     Registration No. 333-______
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549
                           ________________________
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                           ________________________

                             PACIFIC TELESIS GROUP
            (Exact name of registrant as specified in its charter)


          Nevada                                           94-2919931
   (State of Incorporation)                 (I.R.S. Employer Identification No.)

                               130 Kearny Street
                        San Francisco, California 94108
                                (415) 394-3000
  (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                              WILLIAM E. DOWNING
         Executive Vice President, Chief Financial Officer & Treasurer
                             Pacific Telesis Group
                               130 Kearny Street
                        San Francisco, California 94108
                                (415) 394-3000
           (Name, address and telephone number of agent for service)

                                  Copies to:

    ELIZABETH K. ROEMER, ESQ.                          THERESE MROZEK, ESQ.
        Senior Counsel                          Brobeck, Phleger & Harrison LLP
     Pacific Telesis Group                                  One Market
       130 Kearny Street                                Spear Street Tower
  San Francisco, California 94108               San Francisco, California 94105
        (415) 394-3533                                    (415) 442-1124

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time during the 60-day period commencing after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [_]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of earlier effective registration statement for the same offering. [_]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act of 1933 registration statement number of the earlier effective registration statement for the same offering. [_]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                                  CALCULATION OF REGISTRATION FEE
====================================================================================================================================
                                                    Proposed Maximum Offering      Proposed Maximum
  Title of Each Class of    Amount to be Registered       Price Per Unit       Aggregate Offering Price  Amount of Registration Fee
 Securities to be Registered
 -----------------------------------------------------------------------------------------------------------------------------------
 Common Stock, par value       2,576,494 shares                N/A                   85,507,395A*                 29,500A*
     $.10 per share
====================================================================================================================================

* Estimated solely for the purpose of determining the registration fee, required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act") and calculated pursuant to Rule 457(c) under the Securities Act. The average of the high and low prices for Pacific Telesis Group Common Stock reported in the consolidated reporting system for July 11, 1996 was $33.1875.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

================================================================================

                             PACIFIC TELESIS GROUP

                       2,576,494 Shares of Common Stock
                       ________________________________

        Cross-Reference Sheet Pursuant to Item 501(b) of Regulation S-K

Item of Form S-3                                        Location or Caption in Prospectus
- ----------------                                        ---------------------------------

   1.  Forepart of Registration Statement and
       Outside Front Cover Page of Prospectus...........  Facing Page of the Registration Statement;
                                                          Outside Front Cover of Prospectus

   2.  Inside Front and Outside Back Cover Pages
       of Prospectus....................................  Inside Front Cover of Prospectus; Available
                                                          Information; Incorporation of Certain Documents
                                                          by Reference; Table of Contents

   3.  Summary Information, Risk Factors and Ratio
       of Earnings to Fixed Charges.....................  The Corporation; Incorporation of Certain
                                                          Documents by Reference

   4.  Use of Proceeds..................................  Use of Proceeds

   5.  Determination of Offering Price..................  Not Applicable

   6.  Dilution.........................................  Not Applicable

   7.  Selling Security Holders.........................  Selling Stockholders

   8.  Plan of Distribution.............................  Plan of Distribution

   9.  Description of Securities to be Registered.......  Available Information; Incorporation of Certain
                                                          Documents by Reference

  10.  Interests of Named Experts and Counsel...........  Legal Matters; Independent Public Accountants

  11.  Material Changes.................................  Not Applicable

  12.  Incorporation of Certain Information by
       Reference........................................  Incorporation of Certain Documents by Reference

  13.  Disclosure of Commission Position on
       Indemnification for Securities Act Liabilities...  Not Applicable

SUBJECT TO COMPLETION, DATED JULY 16, 1996.

                                2,576,494 Shares

                             PACIFIC TELESIS GROUP

                                  Common Stock

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.

SUBJECT TO COMPLETION, DATED JULY 16, 1996.

                               2,576,494 SHARES

                             PACIFIC TELESIS GROUP

                                 COMMON STOCK
                          (PAR VALUE $.10 PER SHARE)

                               _________________

          This Prospectus relates to the public offering, which is not being underwritten, of 2,576,494 shares (the "Shares") of Common Stock of Pacific Telesis Group, a Nevada corporation (the "Corporation"), par value $.10 per share. The Shares may be offered by the selling stockholders identified herein (collectively, the "Selling Stockholders") during the period commencing on the date of this Prospectus and terminating 60 days thereafter (the "Offering Period"). The Selling Stockholders acquired the Shares in connection with the acquisition by the Corporation of Cross Country Wireless Inc., a Delaware corporation ("CCW") on July 21, 1995. See "Selling Stockholders." No Selling Stockholder has advised the Corporation of any specific plans for the distribution of the Shares covered by this Prospectus, but it is anticipated that the Shares may be offered from time to time during the Offering Period in transactions on the New York Stock Exchange, Pacific Stock Exchange, Chicago Stock Exchange or any other stock exchange on which the Corporation's Common Stock is traded, in negotiated transactions or otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares during the Offering Period to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

          All proceeds from any sales of the Shares by the Selling Stockholders will inure to the benefit of the Selling Stockholders. The Corporation will receive none of the proceeds from the sale of Shares which may be offered hereby. All selling and other expenses incurred by the Selling Stockholders and up to $10,000 of the expenses of registration incurred by the Corporation will be borne by the Selling Stockholders. The Corporation will bear the amount of registration expenses (other than brokerage commissions and fees and other selling expenses) incurred by it in excess of $10,000.

                        _______________________________

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
       EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
      THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COM-
        MISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                        _______________________________

          The Corporation's Common Stock is listed on the New York, Pacific and Chicago Stock Exchanges under the symbol "PAC" and on the London and Swiss Stock Exchanges under the symbol "Pacific Telesis". The closing sale price of the Corporation's Common Stock as reported on the New York Composite Transactions on July 15, 1996 was $33.375 per share.

                        _______________________________

          The Selling Stockholders and any broker-dealers, agents or underwriters that participate with the Selling Stockholders in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, as amended (the "Securities Act"), and any commissions received by them and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. The Corporation and the Selling Stockholders have indemnified each other against certain expenses and liabilities. See "Plan of Distribution."

                        _______________________________

                  THE DATE OF THIS PROSPECTUS IS JULY __, 1996

          NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING MADE HEREBY, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE CORPORATION OR BY ANY OTHER PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF OR THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE CORPORATION. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO PURCHASE, THE SECURITIES COVERED BY THIS PROSPECTUS TO ANY PERSON OR BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION MAY NOT LAWFULLY BE MADE.


                               _________________


                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----

AVAILABLE INFORMATION.......................................................   3
INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.............................   3
THE CORPORATION.............................................................   4
USE OF PROCEEDS.............................................................   7
SELLING STOCKHOLDERS........................................................   7
PLAN OF DISTRIBUTION........................................................  10
LEGAL MATTERS...............................................................  11
INDEPENDENT PUBLIC ACCOUNTANTS..............................................  11

                               _________________

                                       2.

                             AVAILABLE INFORMATION

               The Corporation is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission").
Such reports, proxy statements and other information filed by the Corporation may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, NW, Washington, DC 20549, and at the Commission's Regional Offices located at 7 World Trade Center, Suite 1300, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained by mail from the Public Reference Branch of the Commission at 450 Fifth Street, NW, Washington, DC 20549 at prescribed rates. In addition, reports, proxy statements and other information concerning Pacific Telesis may be inspected at the offices of the following stock exchanges on which the Pacific Telesis Common Stock is traded: the New York Stock Exchange, 20 Broad Street, New York, New York 10005; the Chicago Stock Exchange, One Financial Place, 440 La Salle Street, Chicago, Illinois 60605; and the Pacific Stock Exchange, 301 Pine Street, San Francisco, California 94104.

               The Corporation has filed with the Commission a registration statement (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act, with respect to the Shares offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Corporation and the Shares, reference is hereby made to the Registration Statement. Statements contained in this Prospectus concerning the provisions of any documents referred to are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

               The following documents filed by the Corporation (File No. 1-
8609) with the Commission are incorporated herein by reference: (1) the Corporation's Annual Report on Form 10-K for the year ended December 31, 1995;
(2) the Corporation's Quarterly Report on Form 10-Q for the quarter ended March 31, 1996; (3) the Corporation's current reports on Form 8-K, dated January 4, 1996, April 1, 1996 and June 10, 1996; (4) the Corporation's 1995 Consolidated Financial Statements included in the Corporation's 1996 Proxy Statement filed March 4, 1996; (5) the Corporation's Proxy Statement dated June 3, 1996 for use at the Special Meeting of Shareowners of the Corporation to be held on July 31, 1996; (6) the description of the Corporation's Common Stock contained in its Registration Statement on Form 10 dated November 15, 1983, including any amendments filed for the purpose of updating such description; and (7) the description of the Preferred Stock Purchase Rights contained in Pacific Telesis' Form 8-A filed September 25, 1989, including any amendments filed for the purpose of updating such description.

               All documents subsequently filed by the Corporation with the Commission pursuant to Sec tions 13(a), 13(c), 14 and 15(d) of the Exchange Act after the effective date of the Registration Statement, but prior to the termination of the offering made hereby, shall be deemed to be incorporated by reference into this Prospectus. Each document incorporated into this Prospectus by reference shall be deemed to be a part of this Prospectus from the date of the filing of such document with the Commission. Any statement contained herein, or in a document incorporated by reference, or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein, therein or in any subsequently filed document which is also incorporated by reference herein or therein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

               The Corporation will provide without charge to each person to whom a copy of this Prospectus is delivered, upon the request of any such person, a copy of any or all of the documents which are incorporated herein by reference (other than exhibits to such documents that are not specifically incorporated by reference herein). Requests should be directed to Pacific Telesis Group's Investor Services Offices, 130 Kearny Street, Suit 2926, San Francisco, California 94108, telephone (415) 394-3078.

                                       3.

                                THE CORPORATION


GENERAL

               Pacific Telesis Group was incorporated in 1983 under the laws of the State of Nevada and has its principal executive offices at 130 Kearny Street, San Francisco, California 94108 (telephone number (415) 394-3000). The Corporation is one of seven regional holding companies ("RHCs") formed in connection with the 1984 divestiture by AT&T Corp. ("AT&T") of its 22 wholly-owned operating telephone companies ("BOCs") pursuant to a consent decree settling antitrust litigation (the "Consent Decree") approved by the United States District Court for the District of Columbia. The Corporation includes a holding company, Pacific Telesis; two BOCs, Pacific Bell and Nevada Bell (the "Telephone Companies"), and certain diversified subsidiaries, all described more fully below. The holding company provides financial, strategic planning, and general administrative functions on its own behalf and on behalf of its subsidiaries.

THE TELEPHONE COMPANIES AND THEIR SUBSIDIARIES

               Nevada Bell and Pacific Bell and its wholly owned subsidiaries, Pacific Bell Directory, Pacific Bell Information Services, Pacific Bell Mobile Services, Pacific Bell Internet Services, Pacific Bell Network Integration, and others, provide a variety of communications and information services in California and Nevada. These services include: (1) dial tone and usage services, including local service (both exchange and private line), message toll services within a service area, Wide Area Toll Service (WATS)/800 services within a service area, Centrex service (a central office-based switching service) and various special and custom calling services; (2) exchange access to interexchange carriers and information service providers for the origination and termination of switched and non-switched (private line) voice and data traffic;
(3) billing services for interexchange carriers and information service providers; (4) various operator services; (5) installation and maintenance of customer premises wiring; (6) public communications services; (7) directory advertising; (8) selected information services, such as voice mail; (9) Internet access; and (10) network integration services.

               Pacific Bell Directory ("Directory") publishes the Pacific Bell SMART Yellow Pages(R). It is the oldest and largest publisher of Yellow Pages in California and is among the largest Yellow Pages publishers in the United States. As part of its ongoing small business advocacy efforts, Directory produces an award-winning publication in partnership with the U.S. Small Business Administration. Small Business Success, now in its ninth year, addresses topics of importance to entrepreneurs.

               Pacific Bell Information Services ("PBIS") provides business and residential voice mail and other selected information services. Current products include The Message Center for home use, Pacific Bell Voice Mail for businesses and Pacific Bell Call Management, a service that handles incoming business calls and connects computer databases to answer routine customer questions.

               Pacific Bell Mobile Services ("PBMS") was formed in 1994 to pursue opportunities in personal communications services ("PCS"), a new generation of wireless services geared to the business and consumer markets. In 1995, Pacific Telesis Mobile Services, a wholly owned subsidiary of the Corporation, was awarded two licenses to offer PCS services in California and Nevada from the Federal Communications Commission ("FCC"). PBMS will design, construct, manage, and market services for the network. Management expects a widespread offering of PCS services by early 1997.

               Pacific Bell Internet Services ("PBI") was formed in 1995 to provide Internet access services to a broad range of customers in California. PBI began providing Internet access to large businesses in the third quarter of 1995 and began providing residential service in May 1996.

               Pacific Bell Network Integration ("PBNI") was formed in 1995 to pursue opportunities in the network integration business. In 1995, PBNI began offering network design, installation and maintenance, and

                                       4.

network management services for business data communication networks. PBNI anticipates it will expand its service offerings in 1996.

OTHER SUBSIDIARIES AND TELESIS FOUNDATION

               Pacific Bell Communications ("PBC") was formed in 1995 to compete in the long-distance market under the Telecommunications Act of 1996 (the "Telecommunications Act"). Although PBC must meet certain requirements before it can offer long-distance service, management expects to fulfill those requirements in the first part of 1997. In February 1996, PBC filed an application for certification to provide local and long-distance services in Nevada with the Nevada Public Utilities Commission. In March 1996, PBC filed an application for certification to provide local and long-distance services in California with the California Public Utilities Commission.

               Pacific Telesis Enterprises was formed to be the holding company for certain other subsidiaries and work groups that are pursuing entry into competitive and/or emerging markets such as wireless, traditional and interactive video, and Internet information and shopping services.

               Pacific Telesis Enhanced Services was formed to provide support functions to certain other subsidiaries thereby allowing these subsidiaries to focus on service and customer development.

               Pacific Bell Interactive Media ("PBIM") is the successor company to ESS Ventures, a joint venture with the Los Angeles Times. PBIM was formed to develop and offer California specific information, activity and shopping opportunities on the Internet.

               Pacific Bell Video Services was formed to provide video services.

               Cross Country Wireless Inc. ("CCW") was acquired in July 1995. CCW has existing wireless television operations with over 40,000 video customers in and near Riverside, California and holds licenses and rights to provide wireless television in Los Angeles, Orange County, and San Diego.

               Pacific Telesis Wireless Broadband Services ("PTWBS") was granted licenses in the 38 Ghz band from the FCC and has other applications pending. PTWBS is currently evaluating its strategic options for the granted licenses.

               PacTel Capital Resources ("PTCR") has issued commercial paper and medium-term notes guaranteed by the Corporation from time to time since 1987. In the future, PTCR may also provide funding and other forms of financial support for its other affiliates.

               PacTel Capital Funding may issue guarantees and other forms of financial support for its affiliates and third parties.

               PacTel Re Insurance Corporation, Inc. reinsures policies of outside insurance companies covering workers' compensation, general liability, and auto liability exposures of the Corporation and its subsidiaries and affiliates. The subsidiary also issues policies of property insurance directly to the Corporation's subsidiaries and engages in property reinsurance transactions in insurance markets worldwide.

               Pacific Telesis Group-Washington represents the Corporation's interests in Washington, D.C. before the three branches of the federal government. It also acts as a liaison with other telecommunications companies, trade associations, government agencies, and a wide variety of interest groups.

               Telesis Foundation, a private foundation organized under section 501(c)(3) of the Internal Revenue Code, makes grants in the areas of education, health and welfare, cultural, community, and civic activities. As of December 31, 1995, Telesis Foundation had total assets with an estimated market value of $56 million.

                                       5.

               Pacific Telesis Financing I and Pacific Telesis Financing II, two Delaware business trusts owned by the Corporation, have issued trust originated preferred securities ("TOPrS") subject to a limited guarantee from Pacific Telesis and have invested the funds in subordinated deferrable interest debentures of Pacific Telesis.

RESEARCH AND DEVELOPMENT

               Bell Communications Research, Inc. ("Bellcore") furnishes the BOCs, including the Telephone Companies, with technical and consulting assistance to support their provision of exchange telecommunications and exchange access services. Each of the other six RHCs or their BOCs and Pacific Bell hold one-seventh of the voting stock of Bellcore, which serves as a central point of contact for coordinating the efforts of the RHCs in meeting the national security and emergency preparedness requirements of the federal government. In April 1995, Bellcore announced a decision by its owners to pursue the sale or other disposition of Bellcore. The owners have retained two investment banking firms in connection with the proposed sale or other disposition. A final decision regarding the disposition of interests and the structure of such transaction has yet to be determined. Any transaction will be subject to necessary approvals.

               In addition, the Corporation conducts research and development through Pacific Bell and through Telesis Technologies Laboratory Inc., a wholly owned subsidiary of the Corporation. The Corporation spent approximately $16 million, $52 million, and $30 million in 1995, 1994, and 1993, respectively, on research and development activities.

RECENT DEVELOPMENTS

               SBC Communications Inc., a Delaware corporation ("SBC"), and Pacific Telesis have entered into a definitive merger agreement (the "Merger Agreement") pursuant to which SBC Communications (NV) Inc., a Nevada corporation and a wholly-owned subsidiary of SBC, would be merged with and into Pacific Telesis. Under terms of the Merger Agreement, each share of Pacific Telesis Common Stock will be converted into 0.733 shares of common stock, par value $1.00 per share, of SBC, subject to adjustment, as described in the Merger Agreement. Under the Merger Agreement, except for the dividend payable May 1, 1996, Pacific Telesis may not pay a dividend in excess of 73.3% of SBC's dividend. The transaction, which has been approved by the board of directors of each company, will be accounted for as a pooling of interests and be a tax-free reorganization. The Merger Agreement is subject to certain regulatory approvals as well as approval by the stockholders of each company at special meetings to be held on July 31, 1996. There can be no assurance that the Merger Agreement will be consummated. Details of the proposed merger with SBC, including certain financial information, appear in Pacific Telesis' Proxy Statement dated June 3, 1996, which is incorporated by reference herein.

                                       6.

                                USE OF PROCEEDS

          The Corporation will receive no proceeds from the sale of the Shares. All proceeds from any sales of the Shares will inure to the benefit of the Selling Stockholders.

                              SELLING STOCKHOLDERS

          All of the Shares are to be offered by the Selling Stockholders during the Offering Period. The Selling Stockholders were shareholders of Cross Country Wireless Inc., a Delaware corporation ("CCW"), prior to the Corporation's acquisition of CCW on July 21, 1995. The Shares were acquired by the Selling Stockholders in the acquisition. The Selling Stockholders have not held a position or office with the Corporation or its affiliates (other than as described above with respect to CCW) and have not maintained a material relationship with the Corporation or its affiliates (other than as described above with respect to CCW) during the three year period preceding the date of this Prospectus. The following table sets forth certain information about each Selling Stockholder and the number of shares being offered on behalf of each Selling Stockholder. The total number of Shares to be owned by any Selling Stockholder after the completion of the offering will not exceed 1% of the outstanding Common Stock of the Corporation.

                                            Number of
                Name of                   Shares Owned       Number of Shares
         Selling Stockholder            Prior to Offering      Being Offered
- -------------------------------------   -----------------      -------------
Leslie Alexander                             103,888               99,005

Morris Belzberg                               19,919               18,983

Alexander L. Bolen                             3,629                3,459

R. Haynes Chidsey                              3,629                3,459

Feldman Family Limited Partnership            93,315               88,929

Barbara Feldman                               32,549               31,019

Mr. & Mrs. Charles Furlong                     4,968                4,734

Mr. & Mrs. Douglas Furlong                     1,656                1,578

Albert Furman                                 39,836               37,963

Emanuel Gerard                                91,891               87,573

Emanuel Gerard IRA/Rollover #2 WCI           154,554              147,288

Mr. & Mrs. Robert Glassman                       331                  316

Robert Harow                                     919                  876

Yra Harris                                    47,749               45,505

Philip Hempleman                              39,495               37,639

Marc Howard                                  167,593              159,715

Lowell Hussey                                 53,326               50,819

Mr. & Mrs. Paul Hydock                            66                   63

Indosuez Cross Country Partners               66,657               63,524

                                      7.

                Name of                   Shares Owned       Number of Shares
         Selling Stockholder            Prior to Offering      Being Offered
- -------------------------------------   -----------------      -------------
Indosuez CM II, Inc.                         136,120              129,722

Murray T. Kenney                              13,614               12,975

Laurence Levine                               31,507               30,025

Jay Levine                                    31,506               30,025

Les J. Lieberman                              47,188               44,970

Beatrice A. Liu                               12,169               11,596

Lunt Realty & Investments                      4,980                4,747

David Mack                                    14,195               13,528

Earle Mack                                   124,119              118,285

William Mack                                 116,871              111,377

Richard Mack Trust                            33,764               32,176

Stephen Mack Trust                            33,764               32,176

Andrew H. Marshak                              3,629                3,459

Gerard Klauer Mattison & Co., LLC             15,371               14,649

Joan M. Mattison                              95,796               91,294

William C. Mattison, Jr., IRA                 62,105               59,185

Mattison Family Trust                        155,652              148,336

Richard C. McKenzie, Jr.                      66,929               63,782

Robert Milano                                190,737              181,771

Rich Mortell                                   1,991                1,897

Multi Channel Media Inc.                     295,464              281,576

John O'Brien                                  90,216               85,975

Peter K. Pak                                   3,629                3,459

Pam & Associates Money Purchase Plan           4,980                4,747

John G. Popp                                   7,712                7,350

Aloysious Ring                                   166                  158

Mr. & Mrs. Donald Ring                           994                  947

Mr. & Mrs. Michael P. Ring                       663                  632

Mary Ruth Ring                                 6,624                6,314

Francesca Ring Trust                           5,625                5,360

George M. Ring Trust                             827                  789

                                      8.

                Name of                   Shares Owned       Number of Shares
         Selling Stockholder            Prior to Offering      Being Offered
- -------------------------------------   -----------------      -------------
Thomas Ring                                       66                   63

Justin Ring Trust                              5,625                5,360

Sidney Rosenberg                               9,958                9,490

John L. Sabre                                  7,712                7,350

Eric T. Singer                                17,461               16,640

LLC, LLC                                      92,225               87,890

Henry Shatkin                                  1,991                1,897

Morris Strauss                                24,338               23,193

Edward M. Telman                               5,975                5,694

Mrs. Dorothy Ware                              1,656                1,578

Brigid White                                      33                   32

Mr. & Mrs. Thomas White                        1,656                1,578

                                      9.

                              PLAN OF DISTRIBUTION


          The Shares offered hereby are being offered directly by the Selling Stockholders during the Offering Period. The Corporation will receive no proceeds from the sale of any of the Shares. The sale of the Shares may be effected by the Selling Stockholders from time to time during the Offering Period in transactions on the New York Stock Exchange, the Pacific Stock Exchange, the Chicago Stock Exchange and any other exchange on which the Pacific Telesis Common Stock is traded, in negotiated transactions or otherwise, or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices. The Selling Stockholders may effect such transactions by selling the Shares during the Offering Period to or through broker-dealers, and such broker-dealers may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders and/or the purchasers of the Shares for whom such broker-dealers may act as agents or to whom they sell as principals, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

          In order to comply with the securities laws of certain states, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states, the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

          The Corporation has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act. The Selling Stockholders have agreed to indemnify the Corporation and its directors and officers in certain circumstances, against certain expenses and liabilities, including liabilities arising under the Securities Act.

                                      10.

                                 LEGAL MATTERS

          The validity of the Pacific Telesis Common Stock offered hereby will be passed upon for Pacific Telesis by Richard W. Odgers, Esq., Executive Vice President-External Affairs and General Counsel for Pacific Telesis, who beneficially owns, as of May 31, 1996, approximately 2,296 shares of Pacific Telesis Common Stock pursuant to the Pacific Telesis Group Supplemental Retirement and Savings Plan for Salaried Employees and owns options to purchase an aggregate of 124,000 shares of Pacific Telesis Common Stock of which options to purchase 70,000 shares of Pacific Telesis Common Stock are currently exercisable and options to purchase 54,000 shares of Pacific Telesis Common Stock will be exercisable within a year.

                         INDEPENDENT PUBLIC ACCOUNTANTS

          The consolidated balance sheets as of December 31, 1995 and 1994, and the consolidated statements of income, retained earnings and cash flows for each of the three years in the period ended December 31, 1995, and the financial statement schedule included in Pacific Telesis Group's Annual Report on Form 10-K for the year ended December 31, 1995, incorporated by reference in this Prospectus have been incorporated by reference herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting.

                                      11.

                                2,576,494 SHARES

                             PACIFIC TELESIS GROUP

                                  COMMON STOCK

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

               The following table sets forth an itemized statement of various expenses in connection with the sale and distribution of the securities being registered other than underwriting discounts and commissions. All of the amounts shown are estimates except for the SEC registration fee.


            SEC registration fee...........................  $   29,500
            Legal fees and expenses........................      10,000
            Accounting fees and expenses...................       2,500
            Miscellaneous..................................       2,500
                                                              ---------

                 Total.....................................  $   44,500
                                                              =========

               The Selling Stockholders will bear their own sales commissions and related sales expenses in connection with this offering and $10,000of the total expenses described above. The Corporation will bear the balance of all other expenses listed above.


ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

               Section 78.037 of the Nevada Revised Statutes ("NRS") provides that a Nevada corporation's articles may contain a provision eliminating or limiting the personal liability of a director or officer to the corporation or its stockholders for damages for breach of fiduciary duty but may not eliminate or limit liability for acts or omissions involving intentional misconduct, fraud, a knowing violation of the law or illegal payment of dividends. The Corporation's Articles of Incorporation ("Articles") contain such a provision and therefore any lawsuits involving monetary damages would be subject to this limitation. There is no such limitation on actions for equitable relief.

               With respect to lawsuits not thus limited by the Corporation's Articles, NRS Section 78.751 specifies the circumstances under which a Nevada corporation may indemnify a director, officer, employee or agent. Generally, such person must have acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal action or proceeding, such person must also have had no reasonable cause to believe his or her conduct was unlawful. In any proceeding by or in the right of the corporation where there is a judgment against such person, indemnification may be made if such person acted in good faith, in a manner which he or she reasonably believed to be in or not opposed to the best interests of the corporation and was not found liable for negligence or misconduct in the performance of his or her duties to the corporation. However, indemnification may be had even where the person has been adjudged to be liable for negligence or misconduct in the performance of his or her duties if the court in which the action or suit was brought determines upon application that despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper. Where the director, officer, employee or agent successfully defends any such civil or criminal proceeding, indemnification is required.

               The Corporation's Articles provide that it shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director or officer of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or as a fiduciary of an employee benefit plan of the Corporation or of a wholly owned subsidiary corporation, against expenses incurred in connection with such actions, suit or proceeding, including attorneys' fees, judgments, fines and amounts paid in settlement, to the extent not prohibited by law, state or federal. Expenses incurred in defending any such proceeding may be advanced by the Corporation prior to the final disposition of such action, suit or proceeding upon receipt of an undertaking to repay such amount unless it shall be determined ultimately that the person is entitled to be indemnified thereunder. The Articles further provide that these provisions may not be repealed or amended without the affirmative vote of at least 66-2/3% of the voting power of the shares entitled to vote thereon.

               The Corporation's Articles also contain a provision authorizing the Corporation to enter into indemnity agreements (the "Indemnity Agreements") with each of the Corporation's directors and officers. The Articles state that such agreements shall provide that the Corporation shall indemnify (and advance expenses to) the indemnitee to the fullest extent permitted by applicable law, no later than 30 days after a written request has been made therefor, against all expenses, judgments, fines, penalties, excise taxes and amounts paid in settlement for claims with respect to events relating to such person's service with or for the Corporation, and that in any proceeding to enforce the obligation to indemnify such person, the Corporation shall have the burden to establish that such indemnification is prohibited; provided, however, that such
                                                   --------  -------
agreements shall exclude indemnification if a judgment or other final adjudication adverse to the indemnitee established (a) that his or her acts were committed in bad faith or were the result of deliberate dishonesty, or (b) that he or she in fact gained a financial advantage to which he or she was not legally entitled, in which event the amount of the indemnification shall be reduced by the amount of such financial advantage gained. The Corporation has entered into Indemnity Agreements with each of its directors and executive officers as provided in this Article.

               The directors and officers of the Corporation are covered by insurance policies indemnifying against certain liabilities, including certain liabilities arising under the Securities Act of 1933, which might be incurred by them in such capacities and against which they cannot be indemnified by the Corporation. Subject to certain exceptions, the Indemnity Agreements obligate the Corporation to use its best efforts to purchase and maintain in effect such insurance with coverage no less favorable than that presently provided.

               The Indemnity Agreements also provide that if the Corporation shall discontinue any of its existing policies of directors' and officers' liability insurance or limit the scope or the amount of the coverages thereunder, or if such policies or coverages shall become unavailable in whole or in part for any reason, then the Corporation will hold harmless and indemnify the indemnitee to the full extent of the coverage which would have been provided if such insurance had been maintained.


ITEM 16.  EXHIBITS.

4.1 Specimen Certificate of the Corporation's Common Stock (incorporated by reference to Exhibit 4b to Form SE filed September 25, 1989 as part of the Registrant's Current Report on Form 8-K dated September 22, 1989).

4.2 Rights Agreement, dated as of September 22, 1989 between the Corporation and The Bank of Boston (c/o Boston Equiserve), as the Successor Rights Agent, which includes as Exhibit B thereto the form of Rights Certificate (incorporated by reference to Exhibits 1 and 2 to the Registrant's Form 8-A filed September 25, 1989).

5.1            Opinion of Richard W. Odgers, Esq.

15.1           Letter re: unaudited interim financial information

23.1           Consent of Coopers & Lybrand L.L.P., independent accountants.

23.2 Consent of Richard W. Odgers, Esq. (included in the Opinion of Counsel filed as Exhibit 5.1 hereto).

24.1           Power of Attorney.

ITEM 17.  UNDERTAKINGS.

               The undersigned Registrant hereby undertakes:

               (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933; (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the ``Calculation of Registration Fee'' table in the effective Registration Statement; and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by (i) and (ii) is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

               (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

               The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities and Exchanges Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

               Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

               Pursuant to the requirements of the Securities Act of 1933, the Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of San Francisco, California on this 11th day of July, 1996.

                                      PACIFIC TELESIS GROUP


                                      By:              *
                                         --------------------------------------
                                                  William E. Downing
                                           Executive Vice President, Chief
                                            Financial Officer & Treasurer



               Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

         Signature                                 Title                                   Date
         ---------                                 -----                                   -----
             *                       Chairman of the Board, President & Chief           July 11, 1996
- ----------------------------         Executive Officer (principal executive
       Philip J. Quigley             officer)

             *                       Executive Vice President, Chief Financial          July 11, 1996
- ----------------------------         Officer and Treasurer (principal financial
     William E. Downing              officer and principal accounting officer)

             *                       Director                                           July 11, 1996
- ----------------------------
     Gilbert F. Amelio
             *                       Director                                           July 11, 1996
- ----------------------------
     William P. Clark
             *                       Director                                           July 11, 1996
- ----------------------------
    Herman E. Gallegos
             *                       Director                                           July 11, 1996
- ----------------------------
    Frank C. Herringer
            *                        Director                                           July 11, 1996
- ----------------------------
      Mary S. Metz
            *                        Director                                           July 11, 1996
- ----------------------------
     Lewis E. Platt
            *                        Director                                           July 11, 1996
- ----------------------------
       Toni Rembe
            *                        Director                                           July 11, 1996
- ----------------------------
     S. Donley Ritchey
            *                        Director                                           July 11, 1996
- ----------------------------
   Richard M. Rosenberg

*By  /s/ Richard W. Odgers                                                              July 11, 1996
    ------------------------
         Attorney-in-fact

                                 EXHIBIT INDEX

       4.1 Specimen Certificate of the Corporation's Common Stock (incorporated by reference to Exhibit 4b to Form SE filed September 25, 1989 as part of the Registrant's Current Report on Form 8-K dated September 22, 1989).

       4.2 Rights Agreement, dated as of September 22, 1989 between the Corporation and The Bank of Boston (c/o Boston Equiserve), as the Successor Rights Agent, which includes as Exhibit B thereto the form of Rights Certificate (incorporated by reference to Exhibits 1 and 2 to the Registrant's Form 8-A filed September 25, 1989).

       5.1       Opinion of Richard W. Odgers, Esq.

       15.1      Letter re: unaudited interim financial information

       23.1      Consent of Coopers & Lybrand L.L.P., independent accountants.

       23.2 Consent of Richard W. Odgers, Esq. (included in the Opinion of Counsel filed as Exhibit 5.1 hereto).

       24.1      Power of Attorney.